SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                       ----------------------------------

                                    FORM 8-K

                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15 (d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934


       Date of Report (Date of earliest event reported): February 21, 2002

                                   ----------


                                   KROLL INC.
             (Exact name of registrant as specified in its charter)



            Ohio                         000-21629               31-1470817
(State or other jurisdiction of    (Commission file number    (I.R.S. employer
 incorporation or organization)                              identification no.)



             900 Third Avenue
               New York, NY                                           10022
  (Address of principal executive offices)                          (Zip code)

Registrant's telephone number, including area code: (212) 593-1000

Item 5.     Other Events.

      On February 21, 2002, Kroll Inc. (the "Company") executed agreements with Foothill Capital Corporation ("Foothill") providing a revolving credit facility of up to $15 million, subject to borrowing base limitations, for a term of three years (the "Credit Facility"). The Credit Facility is secured by a security interest in substantially all of the assets of the Company and its material domestic subsidiaries and a pledge of the stock of some of the Company's subsidiaries.

      Borrowings under the Credit Facility will bear interest, at the Company's election, at a rate per annum equal to (1) a base rate, which will be the prime rate of Wells Fargo Bank, N.A., plus 0.75% or (2) LIBOR plus 2.75%. During the term of the Credit Facility, the Company will pay Foothill a monthly fee equal to the product of 0.375% per annum and the unused portion of the line of credit. The loan and security agreement requires the Company to maintain a minimum level of EBITDA and contains restrictions on the incurrence of additional debt, the creation of any liens on any of the Company's assets, certain acquisitions, distributions to certain subsidiaries and other affirmative and negative covenants customarily contained in debt agreements of this type.

      At February 28, 2002, the Company had not borrowed any money under the Credit Facility.

      The foregoing discussion is qualified by reference to the full text of the agreements evidencing the Credit Facility, which are filed as exhibits to this report on Form 8-K and are incorporated herein by reference in their entirety.

Item 7. Financial Statements, Pro Forma Financial Statements and Exhibits.

          (c)   Exhibits

      99.1 Loan and Security Agreement dated as of February 15, 2002, by and among Kroll Inc. and each of its subsidiaries that is a signatory thereto, as Borrowers, and Foothill Capital Corporation, as Lender.

      99.2 Stock Pledge Agreement dated as of February 15, 2002, by and among Kroll Inc., Kroll Holdings, Inc., LAMB Acquisition, Inc., Kroll Holdings SA, Laboratory Specialists of America, Inc., Kroll Ltd., US Holdings, Inc., Kroll Associates, Inc. and Foothill Capital Corporation.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                              KROLL INC.


                              By: /s/ Michael Petrullo
                                 -------------------------------------
                                 Name: Michael Petrullo
                                 Title: Acting Chief Financial Officer


Date:  March 1, 2002



                                      -3-